Exhibit 10.19

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and among eFFECTOR Therapeutics, Inc., a Delaware corporation (“PubCo”), eFFECTOR Therapeutics Operations, Inc., a Delaware corporation (“OpCo” and, together with PubCo, the “Company”), and Steve Worland, Ph.D. (“Executive”), and shall be effective as of closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among PubCo, Locust Walk Acquisition Corp. and Locust Walk Merger Sub, Inc. and dated May 26, 2021 (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered into that certain Amended and Restated Employment Agreement, dated January 1, 2017, (the “Prior Agreement”), which sets forth the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the parties desires to amend and restate the Prior Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) Board. “Board” means the Board of Directors of the Company.

(b) Cause. “Cause” means any of the following:

(i) the commission of an act of fraud, embezzlement or dishonesty by Executive, or the commission of some other illegal act by Executive (other than traffic violations or other offenses or violations outside of the course of Executive’s employment), that has a demonstrable material adverse impact on the Company or any successor or affiliate thereof;

(ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive;

(iii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that has, or may reasonably be expected to have, a material adverse impact on any such entity;

(iv) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on the part of Executive;

(v) Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement or to comply with the instructions given to him or her by the Board; or

(vi) Executive’s willful, material breach of any Company policy or any material provision of this Agreement;

provided, however, that, for the matters set forth in clauses (v) or (vi) above, “Cause” shall additionally mean Executive’s failure to cure such conduct to the reasonable satisfaction of the Board within thirty (30) days of written notice to Executive setting forth in reasonable detail the conduct resulting in such determination of “Cause” and the need for Executive to cure such matter. Prior to the determination “Cause” under this Section 1(b) has occurred, the Company shall provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such “Cause” and make any decision that such “Cause” exists in good faith.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(c) Change in Control. “Change in Control” shall have the meaning given to such term in the eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan. Notwithstanding the foregoing, in no event shall the transactions occurring in connection with the Merger Agreement constitute a Change in Control and, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(d) Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(e) Good Reason. “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i) a material diminution in Executive’s authority, duties or responsibilities;

(ii) a material diminution in Executive’s base compensation, unless such a reduction is imposed as part of a generalized reduction in the base salaries of senior management of the Company;

(iii) a change to the geographic location at which Executive must perform his or her duties on a regular basis to a location that is more than fifty (50) miles from the Company’s then-current offices (excepting reasonable travel on the Company’s business); or

(iv) a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within thirty (30) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. The Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason must occur within ninety (90) days following the initial existence of the act or failure to act constituting Good Reason.

(f) Involuntary Termination. “Involuntary Termination” means (i) the Executive’s Separation from Service by reason of Executive’s discharge by the Company other than for Cause, or (ii) the Executive’s Separation from Service by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s disability shall not constitute an Involuntary Termination.

(g) Separation from Service. “Separation from Service,” with respect to the Executive, means the Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

(h) Stock Awards. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof; provided, however, that Stock Awards shall not include any Earn-Out Shares (as defined in the Merger Agreement).

2. Services to Be Rendered.

(a) Duties and Responsibilities. Executive shall serve as Chief Executive Officer and President of the Company. In the performance of such duties, Executive shall report directly to the Board and shall be subject to the direction of the Board and to such limits upon Executive’s authority as the Board may from time to time impose. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be the Company’s facility in San Diego, California, or such other location as may be designated by the Board from time to time. Executive shall also render services at such other places within or outside the United States as the Board may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement. During the term of Executive’s employment as Chief Executive Officer, the Company shall also nominate Executive for re-election as a member of the Board at the expiration of each term of office.

(b) Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his or her ability, experience and talent perform to the satisfaction of the Board all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his or her productive time and efforts to the performance of such duties. Subject to the terms of the Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Executive from serving on up to (2) corporate boards of directors (including Executive’s continued service on the board of directors of [ 🌑 ]), devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his or her duties to the Company, as determined in good faith by the Board. Executive agrees that he or she will not join any boards, other than community and civic boards (which do not interfere with his or her duties to the Company), without the prior approval of the Board.

3. Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

(a) Base Salary. As of the Effective Date, the Company shall pay to Executive a base salary of $550,000 per year, payable in accordance with the Company’s usual payroll practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Board or its designee.

(b) Annual Bonus. Executive shall participate in any bonus plan, program or arrangement that the Board or its designee may approve for the senior executives of the Company. Commencing with the calendar year in which the Effective Date occurs, Executive’s target bonus under the Company’s annual bonus plan shall be fifty percent (50%) of Executive’s base salary (the “Target Bonus”). Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, but except as provided in Section 4(d)(ii) Executive shall not be entitled to receive any such bonus, nor any portion thereof, if Executive is not employed on the day such bonus is paid.

(c) Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein; provided, that any reduction of Executive’s benefits such that Executive’s benefits are, in the aggregate, materially less favorable to Executive than those benefits offered to Executive as of the Effective Date shall be considered a material breach of this Agreement by the Company.

(d) Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his or her duties hereunder, subject to such policies as the Company may from time to time establish, and Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(e) Paid Time Off. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for senior executive officers.

(f) Equity Awards. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

4. End of Employment Payments, Benefits and Severance. Executive shall be entitled to receive benefits upon a termination of employment only as set forth in this Section 4:

(a) At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b) End of Employment Payments. Upon Executive’s termination of employment with the Company for any reason, or no reason, Executive shall not be entitled to receive any payment or other benefit, except as set forth in Sections 4(c) and 4(d) below, except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date such termination is effective (the “Separation Date”) at the rate then in effect plus all accrued but unused PTO, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan of the Company at the time of the Separation Date in accordance with the terms of such plans, including, without limitation, any continuation of benefits required by COBRA or applicable law (the amounts in clauses (i) and (ii), the “Accrued Obligations”).

(c) Severance Upon Involuntary Termination Apart from a Change in Control. Subject to Sections 4(e) and 10(o) below and Executive’s continued compliance with Section 5, if Executive’s employment is Involuntarily Terminated prior to a Change in Control or more than twelve (12) months following a Change in Control, Executive shall be entitled to receive, in addition to those payments and benefits set forth in Section 4(b) above, but in lieu of any other severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i) Executive shall be entitled to receive Executive’s monthly base salary as in effect immediately prior to the Separation Date for an additional twelve (12) months after the Separation Date in accordance with the Company’s usual payroll practices (and in any event no less frequently than monthly, although subject to the provisions of Sections 4(e) and 10(o) below), with the first installment commencing on the first payroll date that is sixty (60) days following the Separation Date (and any installment payments which would otherwise have been paid to Executive before the sixtieth (60th) day following the Separation Date will be paid together with the first installment); and

(ii) for the period beginning on the Separation Date and ending on the date which is twelve (12) full months following the Separation Date (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall arrange to provide or pay the applicable premiums for Executive and his or her eligible dependents who were covered under the Company’s health insurance plans as of the Separation Date with health (including medical and dental) insurance benefits substantially similar to those provided to Executive and his or her dependents immediately prior to the Separation Date. Notwithstanding the previous sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and his or her covered dependents’ group insurance coverages in effect on the Separation Date (which amount shall be based on the premiums for the first month of COBRA coverage).

(d) Severance Upon Involuntary Termination Following a Change in Control. Subject to Sections 4(e) and 10(o) and Executive’s continued compliance with Section 5, if Executive’s employment is Involuntarily Terminated upon or within twelve (12) months following a Change in Control, Executive shall be entitled to receive, in addition to those payments and benefits set forth in Section 4(b) above, but in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i) Executive shall be entitled to receive Executive’s monthly base salary as in effect immediately prior to the Separation Date for an additional eighteen (18) months after the Separation Date in accordance with the Company’s usual payroll practices (and in any event no less frequently than monthly, although subject to the provisions of Sections 4(e) and 10(o) below), with the first installment commencing on the first payroll date that is sixty (60) days following the Separation Date (and any installment payments which would otherwise have been paid to Executive before the sixtieth (60th) day following the Separation Date will be paid together with the first installment);

(ii) for the period beginning on the Separation Date and ending on the date which is eighteen (18) full months following the Separation Date (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall arrange to provide or pay the applicable premiums for Executive and his or her eligible dependents who were covered under the Company’s health insurance plans as of the Separation Date with health (including medical and dental) insurance benefits substantially similar to those provided to Executive and his or her dependents immediately prior to the Separation Date. Notwithstanding the previous sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and his or her covered dependents’ group insurance coverages in effect on the Separation Date (which amount shall be based on the premiums for the first month of COBRA coverage);

(iii) Executive shall be entitled to receive an amount equal to (A) the annual Target Bonus amount for the year in which Executive’s Separation from Service occurs multiplied by (B) 1.5, with such payment occurring, subject to the provisions of Sections 4(e) and 10(o) below, on the first payroll date that is sixty (60) days following the Separation Date (but no later than March 15 of the calendar year following the calendar year in which the Separation Date occurs); and

(iv) the vesting and/or exercisability of all of Executive’s outstanding unvested Stock Awards shall be automatically accelerated in full on the Separation Date. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award (and, for the avoidance of doubt, if any Stock Award is subject to more favorable vesting pursuant to any agreement or plan regarding such Stock Award, such more favorable provisions shall continue to apply and shall not be limited by this clause (iv)).

(e) Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Sections 4(c) and 4(d) above (collectively, the “Severance Benefits”), Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A. In the event the Release does not become effective within the fifty-five (55) day period following the Separation Date, Executive shall not be entitled to the aforesaid payments and benefits.

(f) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the Separation Date shall cease upon such date. In the event of Executive’s termination of employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he or she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code. Any payments made to Executive under this Section 4 shall be inclusive of any amounts or benefits to which Executive may be entitled pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., and the Department of Labor regulations thereunder, or any similar state law.

(g) No Mitigation. Except as otherwise provided in Sections 4(c)(ii) and 4(d)(ii) above, Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 4.

(h) Return of the Company’s Property. In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the Separation Date and to cease all activities on the Company’s behalf. Upon Executive’s termination of employment in any manner, as a condition to the Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the

Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(h) prior to the receipt of any severance benefits described in this Agreement.

5. Certain Covenants.

(a) No Conflicts. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity if Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such entity.

(b) Confidential Information. Executive and the Company have entered into the Company’s standard employee proprietary information and inventions agreement (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

(c) Solicitation of Employees. Executive shall not during the term of Executive’s employment and for twelve (12) months following any Separation of Service (regardless of whether or not Executive receives any Severance Benefits) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

(ii) Accounting and Indemnification. The right and remedy to require Executive (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(e) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(f) Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(g) Definitions. For purposes of this Section 5, the term “Company” means not only PubCo and OpCo, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with PubCo or OpCo.

(h) Defend Trade Secrets Act Notice of Immunity Rights. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the Proprietary Information and Inventions Agreement) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Proprietary Information to his or her attorney and use the Proprietary Information in the court proceeding, if the Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

6. Insurance; Indemnification.

(a) Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b) Indemnification. Executive will be provided with indemnification against third party claims related to his or her work for the Company as required by Delaware law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for members of the Board and other executive officers.

7. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party hereby expressly waives his, her or its right to a jury trial.

8. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

9. Section 280G of the Code.

(a) Best Pay Provision. In the event that any payment or benefit received or to be received by Executive pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of Executive’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to the Executive on an after-tax basis, the parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any Stock Award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any Stock Award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any Stock Award that is exempt from Section 409A of the Code; provided, in case of clauses (x), (y) and (z), that reduction of any payments or benefits attributable to the acceleration of vesting of Company Stock Awards shall be first applied to Stock Awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on the Executive under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

(b) Determinations. All determinations regarding the application of this Section 9 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this this “Section 280G Treatment” section shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

10. Miscellaneous.

(a) Modification; Prior Claims. This Agreement and the Proprietary Information and Inventions Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including, without limitation, the Prior Agreement. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 7, 9 and 10 of this Agreement shall survive any Executive’s termination of employment.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n) Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o) Code Section 409A.

(i) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Sections 4(c)(i), 4(c)(ii), 4(d)(i), 4(d)(ii) and 4(d)(iii) shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s Separation from Service.

(ii) If the Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the Separation Date, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 9(o)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6)-months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iii) If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(iv) Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EFFECTOR THERAPEUTICS,INC.

By:
Name:
Title:

EFFECTOR THERAPEUTICS OPERATIONS, INC.

By:
Name:
Title:

EXECUTIVE

Steve Worland, Ph.D.

EFFECTOR THERAPUETICS

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between Steve Worland, Ph.D. (“Executive”), eFFECTOR Therapeutics, Inc., a Delaware corporation (“PubCo”) and eFFECTOR Therapeutics Operations, Inc., a Delaware corporation (“OpCo” and, together with PubCo, the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Second Amended and Restated Employment Agreement effective as of [ 🌑 ] (the “Agreement”);

WHEREAS, the Parties agree that were it not for execution and enforceability of this Release, Executive would not be entitled to receive the Severance Benefits (as defined below) set forth in the Agreement; and

WHEREAS, the Parties now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v) Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his or her right to secure any damages for alleged discriminatory treatment;

(vi) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vii) Claims Executive may have to vested or earned compensation and benefits; and

(viii) Executive’s right to communicate or cooperate with any governmental agency.

(b) EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [twenty-one (21)][forty-five (45)]1 days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)][forty-five (45)]2 days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)    Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e)    Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

[1]	NTD: 45 days only if part of a group termination.
[2]	NTD: 45 days only if part of a group termination.

(f) Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is fifty-five (55) days following the date of Executive’s termination of employment.

2. Defend Trade Secrets Act Notice of Immunity Rights. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the Proprietary Information and Inventions Agreement (as defined in the Agreement)) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Proprietary Information to his or her attorney and use the Proprietary Information in the court proceeding, if the Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

3. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

4. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

5. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

6. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

7. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

8. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	EFFECTOR THERAPEUTICS, INC.

By:
Print Name: Steve Worland, Ph.D.	Print Name:
Title:

EFFECTOR THERAPEUTICS OPERATIONS, INC.

By:
Print Name:
Title: